Securities And Exchange Commission

Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of earliest event reported: December 16, 2003

Hartman Commercial Properties REIT

(Exact Name of Registrant as Specified in Charter)

Texas	000-50256	76-0594970
(State or Other Jurisdiction Identification No.) of Incorporation)	(Commission File Number)	(I.R.S. Employer

1450 West Sam Houston Parkway North, Suite 100
Houston, Texas 77043
(Address of Principal Executive Offices, Including Zip Code)

(713) 467-2222
(Registrant’s telephone number, including area code)

SIGNATURES

Item 2. Acquisition of Assets

      On December 16, 2003, the Registrant purchased a retail shopping center containing approximately 193,000 rentable square feet and located on an approximately 13.5-acre tract of land in San Antonio, Texas (the “Windsor Park Centre”). The total purchase price of Windsor Park Centre was $13.1 million, plus closing costs. A portion of the purchase price was paid through the assumption by the Registrant of a loan from Jackson National Life Insurance Company in the amount of $6.55 million. The loan is payable in monthly installments of $80,445 including interest at 8.34%, with any unpaid principal due in December 2006. In addition, $6.2 million of the purchase price was drawn from a previously existing line of credit with Union Planters Bank. The purchase price for the transaction was determined through negotiations between Jamestown 16, LP, the seller, and the Registrant. In evaluating Windsor Park Centre as a potential acquisition and determining the appropriate amount of consideration to be paid by the Registrant, a variety of factors were considered, including the amount of rental income, expected capital expenditures, costs of maintenance, location, environmental issues, demographics, tenant mix, quality of tenants, length of leases, price per square foot, and occupancy. Hartman Management, L.P., which is the Registrant’s advisor, believes that Windsor Park Centre is well located, has acceptable roadway access, attracts high-quality tenants, is well maintained and has been professionally managed. Jamestown 16, LP is not in any way affiliated with the Registrant, Hartman REIT Operating Partnership, L.P., Hartman REIT Operating Partnership II, L.P., or Hartman Management, L.P.

      Windsor Park Centre, which was built Phase I in 1992 and Phase II in 1995, includes among its major tenants Circuit City Stores, Inc. (“Circuit City”), PETsMART, Inc. (“PETsMART”), Office Depot, Inc. (“Office Depot”) and Michaels Stores, Inc. (“Michaels”).

      Circuit City is a publicly traded Virginia corporation engaged in the retail sale of consumer electronics, personal computers, software, movies, music and games. Circuit City leases approximately 16% of the rentable square feet (approximately 31,428 square feet) of Windsor Park Centre. The annual base rent payable under the Circuit City lease is $11.00 per rentable square foot. The lease expires on January 31st 2010, and Circuit City has five options to extend its lease for a period of five years.

      PETsMART is a publicly traded Delaware corporation and is the nation’s leading retail supplier of products, services and solutions for the lifetime needs of pets. PETsMART leases approximately 13% of the rentable square feet (approximately 24,863 square feet) of Windsor Park Centre. The annual base rent payable under the PETsMART lease is $9.75 per rentable square foot. The lease expires on January 31st 2013, and PETsMART has four options to extend its lease for a period of five years.

      Office Depot is a publicly traded Delaware corporation engaged in the retail sale of office products. Office Depot leases approximately 13% of the rentable square feet (approximately 25,931 square feet) of Windsor Park Centre. The annual base rent payable under the Office Depot lease is $7.50 per rentable square foot. The lease expires on August 31st 2015, and Office Depot has an option to extend its lease for a period of five years.

      Michaels is a publicly traded Delaware corporation and is the nation’s largest retailer of arts and crafts materials. Michaels leases approximately 12% of the rentable square feet (approximately 22,297 square feet) of Windsor Park Centre. The annual base rent payable under the Michaels lease is $7.75 per rentable square foot. The lease expires on February 28th 2010, and Michaels has four options to extend its lease for a period of five years.

      The current aggregate annual base rent for all tenants in Windsor Park Centre is approximately $1,671,485.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     (a) Financial Statements of Business Acquired.

      Because it is impracticable to provide the required financial statements for the acquired real property described above at the time of this filing, and no financial statements (audited or unaudited) are available at this time, the Registrant hereby confirms that the required financial statements will be filed on or before February 27, 2004, by amendment to this Form 8-K, which date is within the 60-day period allowed to file such an amendment.

     (b) Pro Forma Financial Information.

      See Paragraph (a) above.

Item 9. Regulation FD Disclosure.

      The Registrant has entered into the following significant leases or renewals of leases:

			Square	Annual
Property Name	Company Description	Type	Feet	Value	Term of Lease

South Richey	Restaurant - Burger King	Renewal	Pad Site	43,200	60 months

I-10 Office/Warehouse	PPF Wood Products	New	3,500	18,480	60 months

      Pursuant to the rules and regulations of the Securities and Exchange Commission, the preceding information is deemed to have been furnished pursuant to Item 9 and shall not be deemed to be “filed” under the Securities Exchange Act of 1934.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Hartman Commercial Properties REIT

	By:	/s/ Robert W. Engel
	Name: Title:	Robert W. Engel Chief Financial Officer

Dated: December 31, 2003